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                                                                  EXHIBIT 99.359

A/S REDESIGN MEETING NOTES FOR 9/3/98

INTRODUCTION:

The objective of the ancillary services redesign meeting was is to focus on what we will do as a group and how we will do it. Should we go forward with subgroups to work on issues or not? If we use subgroups we need to define them and chose leads for each subgroup.

What's new about this meeting? We want to get through this with minimum of meetings. The web will be used as a tool for communications.

The key challenge to this project is that there is a lot of activity is underway on Ancillary Services. One of the challenges is to bring all spheres that are working on Ancillary Services issues together. The spheres are Market Surveillance/ ISO Operations/ Stakeholders. The ISO would like to take on this challenge with help from stakeholders. The ISO would like to move forward with recommendations that take into consideration all of these drivers.

Another challenge is to determine what issues are short-term vrs. long term?
ISO Board Members are here to help define this. The ISO Board wants price caps taken off as soon as market is competitive. Short term may mean what goes to the board for approval in September. The ISO Board wants to know what we are doing with A/S Market. Do we want to go to the board in September? The ISO needs stakeholder input to decide this.

Participants received a straw man charter by e-mail. Some time was spent in the meeting agreeing on the objective of the charter. The objective is as follows:

OBJECTIVE: WHAT ARE THIS GROUPS OBJECTIVE AND THE OVERALL OBJECTIVE OF A/S REDESIGN?
TO DEVELOP MARKET BASED PROCUREMENT SYSTEM FOR ANCILLARY SERVICES.

Market Based Means:

Supply sufficiency
Demand Elasticity
Price Trans
Lack of ISO intervention
Also should be highly reliable, provide low prices to consumers. Capacity payment should never be higher than energy market.

The question was raised whether or not the last two items are part of objective or success criteria?

The group appeared to be in consensus that price should not be part of the group's charter. Objective should not be price specific at all. Prices will go where they go. Market should be sufficient and functional. Reliability is very important. If we continue to operate in emergency mode we have not solved problem. However, price needs to be addressed if not in this group, somewhere. Possibly, price should be a long-term goal. This can not be accomplished by September. The suggestion was also made that the ISO must rethink how ISO uses RMR units.

Group agreed that we can not get at what low prices mean in short term. Instead focus on getting market based system working to remove price caps and define mechanisms to get market working to lower prices.

Additionally,  the following items were discussed :

There are things happening on settlement side that may help objective. Settlement sends opposite signal that says to hold back capacity and hold out for real-time market. Are people supplying what they should be supplying? Settlements pays for capacity that is to be held in reserve, right now settlements pays for capacity that is not delivered. Some level of certainty is needed to avoid emergency situations in real-time.


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Certainty is needed on supply sufficiency. Consistent quality of the service. We need to count on capacity supplied as bid.

Problems in other markets are causing problems in A/S market. Need to address these issues. A/S can not be considered in isolation. Whenever load is over 40,000 no incentive to bid capacity, units can make a lot more money in energy market. Very difficult to unbundled A/S market from energy market. Need more options by which to obtain A/S. (Demand Elasticity)

Are we going to redefine A/S? A/S needs to be redefined for long term. This is a high priority after short-term items are addressed. Possibly need another subgroup to address long term issues. It is important to stress redefinition of services long-term. If we can get to agree on objective we can address time horizons in subgroup discussion. Possibly sub-group to define long term redefinition of ancillary services.

Gains to be made by addressing the fact we do not have good markets for A/S. If there appears to be market power, there should be other things we do other than caps. We need to develop contingency plan to address A/S market failure until fix is in place.

The group agreed on the following objective:

Objective: To develop market based procurement system for A/S that is highly reliable and provides low cost to consumer,

Market Based means:
SS
DE
PT
Lack of ISO intervention
Redefinition of services-long term
Certainty timing
Consistency of service quality

Additional objectives for group:

Define Success Criteria
Create implement measurement plan to track performance against success criteria Determine why criteria not met.
Recommendations that reflect SH concerns to Market Issues Forum and to ISO Board

The group agreed that they do not want to spend time in this group developing measurement criteria. Overall consensus of group: pass on to Market Surveillance group to figure out how to measure success.

SUBGROUPS FOR A/S REDESIGN PROJECT
New issue lists for each topic will be
offered for comment.
The following Subgroups were suggested:

Supply Sufficiency: volunteers were Lauren, Carolyn, Ashley, Ellen, David, Paul,

Demand Elasticity: Gary, Carolyn, Mike, Jason, Winny, Doug (Parker)

A/S Market Operation - New list of issues under this topic will be offered for comment to ISO. Definition of A/S market ops section to be determined by workgroup. (Redefinition of 3A.)
Ellen, Brian, Doug


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Short Term Potential Proposals:

Recommendation to board from Market Surveillance:

RATIONAL BUYER (A/S SUBSTITUTION)
Price and characteristics

LIFT ALL COST BASED CAPS
Indexed caps on IOU's
Reduce market-wide damage control cap
Index market wide damage control cap

CORRECT SETTLEMENT FOR UNINSTRUCTED DEVIATION AND IMBALANCE
Improve allocation of charges for Replacement Reserve
CHARGE A/S ON METERED LOAD

The workgroup was in agreement that the following issues should be top priority short term:
Correct settlement for uninstructed deviation and imbalance
Charge A/S on metered load
Rational buyer (A/S Substitution)

Group consensus not to focus on prices.

Consensus from group that SC to SC trades should be moved up in priority only once they understand what else is compromised in the process.


Action Items:

Definition of A/S market ops section to be determined by market participants. (Redefinition of 3A.)
Ellen, Brian, Doug

Workgroup will e-mail items they feel were missed where the topic belongs to Margaret.

Distribute compiled master list of issues and subgroups-Margaret

Email explanation of limit on A/S imports of 25% to market participants-Don

Determine success criteria for A/S and implement measurement and reporting-Market Surveillance

Distribute notes from this meeting - Margaret

Define subgroup membership and leaders - Don

PARKING LOT QUESTIONS:
A/S adjustment bids-how long to change software?
25% limit on imports?
Self provision outside control area?
How does the constraint on metering or settlements and uninstructed deviation market (10 minute) affect the availability of ramping capacity and the use of regulation as an AS?
Does out-of territory AS respond to preferred (final) CONG schedule or preliminary schedule:?

ISSUES:
SC to SC transfer reduces firmness

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Transparency re. ISO operator, e.g., with BEEP stack and how much RMR, is not conveyed to market participants.